                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported): March 30, 2000 (March 30,
                                     2000)

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                    001-14195                65-0723837
     (State or Other        (Commission File Number)        (IRS Employer
     Jurisdiction of                                     Identification No.)
     Incorporation)

                             116 Huntington Avenue
                          Boston, Massachusetts 02116
              (Address of Principal Executive Offices) (Zip Code)

                                 (617) 375-7500
              (Registrant's telephone number, including area code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  The attached presents the following:

  . American Tower Corporation (the Company) unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 and the Company's unaudited proforma condensed consolidated statement of operations for the year ended December 31, 1999 and notes thereto;

  . UNIsite, Inc. and Subsidiaries consolidated financial statements as of December 31, 1999 and 1998 and for the three-year period ended December 31, 1999; and

  . ICG Satellite Services, Inc. and Subsidiary consolidated financial statements as of and for the eleven-month period ended November 30, 1999.

  The term pro forma transactions, as used in the Company's pro forma condensed consolidated financial statements and notes thereto, is defined as certain of our major acquisitions and financings and includes the following: the OmniAmerica merger, the Telecom merger, the UNIsite merger, the ICG transaction, the AirTouch transaction, the AT&T transaction, our public offering of common stock and private placement of common stock in February 1999 (February offerings), our notes placement in October 1999 (October notes placement) and our notes placement in February 2000 (February 2000 notes placement). The pro forma financial statements do not reflect all of our consummated or pending acquisitions. The adjustments assume that all pro forma transactions were consummated on January 1, 1999, in the case of the unaudited pro forma condensed consolidated statement of operations. The adjustments assume that the then pending pro forma transactions were consummated as of December 31, 1999 in the case of the unaudited pro forma condensed consolidated balance sheet. You should read the pro forma financial statements in conjunction with the 1999 Annual Report on Form 10-K and our reports on Form 8-K dated September 17, 1999 and November 15, 1999. Although the AirTouch transaction and the AT&T transaction do not involve the acquisition of a business, we have provided pro forma information related to these transactions as we believe such information is material.

  The pro forma financial statements may not reflect our financial condition or our results of operations had these events actually occurred on the dates specified. They may also not reflect our financial condition or our results of operations as a separate, independent company during the periods. Finally, they may not reflect our future financial condition or results of operations.


  (a) Financial Statements

                                                                   Page Number
                                                                   -----------
   UNIsite, Inc. and Subsidiaries Consolidated Financial           F-1
   Statements as of December 31, 1999 and 1998 and for the three year period ended December 31, 1999
   ICG Satellite Services, Inc. and Subsidiary Consolidated        F-21
   Financial Statements as of and for the eleven month period ended November 30, 1999

  (b) Pro forma Financial Information

   Unaudited Pro forma Condensed Consolidated Balance Sheet as of  3
   December 31, 1999 and Notes Thereto
   Unaudited Pro forma Condensed Consolidated Statement of         5
   Operations for the Year Ended December 31, 1999 and Notes
   thereto

  (c) Exhibits

  Exhibit 23.1 Independent Accountants' Consent

  Exhibit 23.2 Independent Accountants' Consent

                           AMERICAN TOWER CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999
                                 (in thousands)

                                                     Adjustments
                                                    for Pro Forma   Pro Forma
                                        Historical Transactions(a) as adjusted
                                        ---------- --------------- -----------
                ASSETS
Cash and cash equivalents.............. $   25,212   $    2,287    $   27,499
Accounts receivable, net...............     58,482        1,908        60,390
Other current assets...................     55,713        2,200        57,913
Notes receivable.......................    118,802      (40,000)       78,802
Property and equipment, net............  1,092,346                  1,092,346
Unallocated purchase price.............               1,385,401     1,385,401
Intangible assets, net.................  1,403,897                  1,403,897
Deferred tax asset.....................    114,252                    114,252
Deposits and other assets..............    150,162      (90,490)       59,672
                                        ----------   ----------    ----------
  Total................................ $3,018,866   $1,261,306    $4,280,172
                                        ==========   ==========    ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding current
 portion of long-term debt............. $  120,251   $   32,600    $  152,851
Deferred income taxes..................                  49,622        49,622
Other long-term liabilities............      4,057        1,467         5,524
Long-term debt, including current por-
 tion, but excluding
 convertible notes.....................    138,563      681,649       820,212
Convertible notes, net of discount.....    602,259      450,000     1,052,259
Minority interest......................      8,653          468         9,121
Stockholders' equity...................  2,145,083       45,500     2,190,583
                                        ----------   ----------    ----------
  Total................................ $3,018,866   $1,261,306    $4,280,172
                                        ==========   ==========    ==========


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We have prepared the unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 to give effect, as of such date, to the AirTouch transaction, the AT&T transaction, the UNIsite merger and the February 2000 notes placement, the only pro forma transactions not completed by that date. We will account for the AirTouch and AT&T transactions and the UNIsite merger under the purchase method of accounting.

(a) The following table sets forth the pro forma balance sheet adjustments as of December 31, 1999 (in thousands):

                                                                               Total
                                                                            Adjustments
                                                              February 2000     for
                          AirTouch        AT&T      UNIsite       Notes      Pro Forma
                         Transaction   Transaction Merger(4)    Placement   Transactions
                         -----------   ----------- ---------  ------------- ------------
         ASSETS
Cash and cash
 equivalents............                           $  2,287                  $    2,287
Accounts receivable,
 net....................                              1,908                       1,908
Other current assets....                              2,200                       2,200
Notes receivable........                            (40,000)                    (40,000)
Unallocated purchase
 price(1)...............  $845,500      $ 265,000   274,901                   1,385,401
Deposits and other
 assets.................  (100,000)        (3,000)      710     $  11,800       (90,490)
                          --------      ---------  --------     ---------    ----------
  Total.................  $745,500      $ 262,000  $242,006     $  11,800    $1,261,306
                          ========      =========  ========     =========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt...................                $   5,000  $ 27,600                  $   32,600
Deferred income taxes...                             49,622                      49,622
Other long-term
 liabilities............                              1,467                       1,467
Long-term debt,
 including current
 portion................  $700,000        257,000   162,849     $(438,200)      681,649
Convertible notes.......                                          450,000       450,000
Minority Interest.......                                468                         468
Stockholders' equity....    45,500(2)                                            45,500
                          --------      ---------  --------     ---------    ----------
  Total.................  $745,500      $ 262,000  $242,006     $  11,800    $1,261,306
                          ========      =========  ========     =========    ==========

The following table sets forth the purchase prices and related pro forma financing of the transactions described above (in millions).

                                                                   Fair Value of
                                         Purchase Price Borrowings Debt Assumed
                                         -------------- ---------- -------------
AirTouch transaction....................    $ 845.5(2)   $ 700.0
AT&T transaction........................      260.0        257.0
UNIsite merger(3).......................      147.7        107.7      $ 55.1

--------
(1) Upon completion of our evaluation of the purchase price allocations, we expect that the average life of the assets should approximate 15 years.
(2) We have issued warrants to purchase an aggregate of 3,000,000 shares of Class A common stock at $22.00 per share. Such warrants have an estimated fair value at the date of the agreement of approximately $45.5 million.
(3) Does not give any effect to the tender offer to repurchase the UNIsite notes.
(4) Gives effect to UNIsite's working capital as of the closing of the transaction in January 2000.

                           AMERICAN TOWER CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENT OF OPERATIONS
                          Year Ended December 31, 1999
                     (in thousands, except per share data)

                                                    Adjustments for
                                                       Pro Forma    Pro Forma,
                                         Historical Transactions(a) as adjusted
                                         ---------- --------------- -----------
Operating revenues.....................   $258,081     $ 118,654     $ 376,735
Operating expenses excluding
 depreciation and amortization,
 development and corporate general and
 administrative expenses...............    155,857        79,391       235,248
Depreciation and amortization..........    132,539       107,931       240,470
Development expense....................      1,607                       1,607
Corporate general and administrative
 expense...............................      9,136         2,800        11,936
                                          --------     ---------     ---------
Loss from operations...................    (41,058)      (71,468)     (112,526)
Other (income) expense:
  Interest expense.....................     27,492        81,370       108,862
  Interest income and other, net.......    (19,551)                    (19,551)
  Minority interest in net losses of
   subsidiaries........................        142                         142
                                          --------     ---------     ---------
Total other expense....................      8,083        81,370        89,453
                                          --------     ---------     ---------
Loss before income taxes and extraordi-
 nary loss.............................    (49,141)     (152,838)     (201,979)
(Provision) benefit for income
 taxes(b)..............................       (214)       60,533        60,319
                                          --------     ---------     ---------
Net loss before extraordinary loss.....   $(49,355)    $ (92,305)     (141,660)
                                          ========     =========     =========
Basic and diluted net loss per common
 share before extraordinary loss.......   $  (0.33)          N/A     $   (0.91)
                                          ========     =========     =========
Basic and diluted common shares
 outstanding(c)........................    149,749         5,673       155,422
                                          ========     =========     =========



 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 gives effect to the pro forma transactions as if each of them had occurred on January 1, 1999.

(a) To record the results of operations for the pro forma transactions. We have adjusted the results of operations to: (1) reverse historical interest expense associated with the companies or assets included in the pro forma transactions; and (2) record an increase in net interest expense of $89.8 million for the year ended December 31, 1999 as a result of the increased debt after giving effect to the proceeds of the February offerings, the October notes placement and the February 2000 notes placement. Debt discount is being amortized using the effective interest method. Debt issuance costs are being amortized on a straight-line basis over the term of the obligation. Amortization of debt discount and issuance costs are included within interest expense.

We have also adjusted the results of operations to reverse historical depreciation and amortization expense of $18.8 million for the year ended December 31, 1999 and recorded depreciation and amortization expense of $107.9 million for the year ended December 31, 1999 based on estimated allocations of purchase prices. With respect to unallocated purchase price, we have determined pro forma depreciation and amortization expense based on an expected average life of 15 years.

We have not carried forward certain corporate general and administrative expenses of the prior owners into the pro forma condensed consolidated financial statements. These costs represent duplicative facilities and compensation to owners and/or executives we did not retain, including charges related to the accelerated vesting of stock options and bonuses that were directly attributable to the purchase transactions. Because we already maintain our own separate corporate headquarters, which provides services substantially similar to those represented by these costs, we do not expect them to recur following the acquisition. After giving effect to an estimated $2.8 million of incremental costs, we believe that we have existing management capacity sufficient to provide the services without incurring additional incremental costs.

                          NOTES TO UNAUDITED PRO FORMA

The following table sets forth the historical results of operations for the pro forma transactions for the year ended December 31, 1999 (in thousands).

                                                                                                    October  February 2000
                   OmniAmerica TeleCom   February  UNIsite       ICG      AirTouch       AT&T        Notes       Notes
                     Merger     Merger   Offerings  Merger   Transaction Transaction  Transaction  Placement   Placement
                   ----------- --------  --------- --------  ----------- -----------  -----------  --------- -------------
Operating
 revenues........    $12,246   $  2,029            $  8,018    $41,756     $51,566(d)   $ 3,039(e)
Operating
 expenses
 excluding
 depreciation and
 amortization,
 and corporate
 general and
 administrative
 expense.........     12,257        549               7,234     32,256      19,400(f)     7,695(f)
Depreciation and
 amortization....      2,372      1,201               4,539     10,719
Corporate general
 and
 administrative
 expense.........      2,882     10,173               8,580        321
                     -------   --------            --------    -------     -------      -------
(Loss) income
 from
 operations......     (5,265)    (9,894)            (12,335)    (1,540)     32,166       (4,656)
Other (income)
 expense:
 Interest
  expense, net...        746        521   $(1,499)    8,078        802                              $(5,616)   $ (11,415)
 Interest
  income.........        (14)                        (1,021)
 Other, net......        816       (106)             (4,026)        22
                     -------   --------   -------  --------    -------     -------      -------     -------    ---------
(Loss) income
 before income
 taxes and
 extraordinary
 loss............    $(6,813)  $(10,309)  $ 1,499  $(15,366)   $(2,364)    $32,166      $(4,656)    $ 5,616      $11,415
                     =======   ========   =======  ========    =======     =======      =======     =======    =========
                                  Total
                               Adjustments
                                 for Pro
                    Pro Forma     Forma
                   Adjustments Transactions
                   ----------- ------------
Operating
 revenues........               $ 118,654
Operating
 expenses
 excluding
 depreciation and
 amortization,
 and corporate
 general and
 administrative
 expense.........                  79,391
Depreciation and
 amortization....   $  89,100     107,931
Corporate general
 and
 administrative
 expense.........     (19,156)      2,800
                   ----------- ------------
(Loss) income
 from
 operations......     (69,944)    (71,468)
Other (income)
 expense:
 Interest
  expense, net...      89,753      81,370
 Interest
  income.........       1,035
 Other, net......       3,294
                   ----------- ------------
(Loss) income
 before income
 taxes and
 extraordinary
 loss............   $(164,026)  $(152,838)
                   =========== ============

(b) To record the tax effect of the pro forma adjustments and impact on our estimated effective tax rate. The actual effective tax rate may be different once we determine the final purchase price allocations.

(c) Includes shares of Class A common stock issued pursuant to: the OmniAmerica merger--16.8 million, the TeleCom merger--3.9 million, and the February offerings--26.2 million.

                          NOTES TO UNAUDITED PRO FORMA

(d) Includes additional revenues recognized on a straight-line basis in accordance with terms stipulated in the AirTouch lease agreement (assumes the leasing of all 2,100 towers). Approximately $3.5 million of existing third-party lease revenues has not been included.

(e) Includes additional revenues recognized on a straight-line basis in accordance with terms stipulated in the AT&T and AT&T Wireless Services lease agreements (assuming the acquisition of all 1,942 towers). Approximately $7.6 million of existing third-party lease revenues has not been included.

(f) The towers involved in each of these acquisitions were operated as part of the wireless service businesses divisions of AirTouch and AT&T. Accordingly, separate financial records were not maintained and financial statements were never prepared for the operation of these towers. In addition to land leases that we will assume, we have estimated certain operating expenses we would expect to incur based on our own experience with comparable towers. Such estimates include expenses related to utilities, repairs and maintenance, insurance and real estate taxes. These operating expenses are based on management's best estimate and, as such, the actual expenses may be different than the estimate presented.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AMERICAN TOWER CORPORATION
                                          (Registrant)

                                          By:   /s/ Justin D. Benincasa
                                             ---------------------------------
                                          Name: Justin D. Benincasa
                                          Title: Vice President and Corporate
                                           Controller

Date: March 30, 2000
  -------------------------

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
UNIsite, Inc.:


We have audited the accompanying consolidated balance sheets of UNIsite, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the consolidated financial statements, the Agreement and Plan of Merger between the Company and American Tower Corporation entered into on June 28, 1999 was closed on January 13, 1999.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNIsite, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP


Tampa, Florida
January 14, 2000

                         UNISITE, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                                                            DECEMBER 31,
                                                                              -------------------------------------
                                                                                  1998                    1999
                                                                              ------------             ------------
                        ASSETS
Current assets:
    Current assets:
       Cash and cash equivalents                                              $ 23,795,375               14,554,295
       Trade accounts receivable, net                                            2,399,970                1,968,440
       Due from NWI Partnership                                                    759,147                       --
       Prepaid expenses and other current assets                                   544,679                1,762,269
                                                                              ------------             ------------
            Total current assets                                                27,499,171               18,285,004

    Systems and equipment, net                                                  34,854,873               89,783,106
    Debt issuance costs, net                                                     2,701,181                2,311,582
    Investment in NWI Partnership                                                  955,305                       --
    Other assets                                                                   238,456                  710,722
                                                                              ------------             ------------
                                                                              $ 66,248,986              111,090,414
                                                                              ============             ============
           LIABILITIES AND STOCKHOLDERS DEFICIT

Current liabilities:
    Accounts payable                                                          $  5,426,712               19,656,698
    Accrued liabilities                                                          1,986,389                2,673,865
    Current portion of long-term obligations                                       687,825                  205,655
                                                                               -----------              -----------
            Total current liabilities                                            8,100,926               22,536,218
Long-term obligations, less current portion                                        188,256               40,000,000
Deferred site revenues, less current portion                                            --                1,467,667
Subordinated debentures, including accrued interest                             41,701,951               48,372,592
Put warrants                                                                     4,400,000                4,400,000
                                                                               -----------              -----------
            Total liabilities                                                   54,391,133              116,776,477

Redeemable convertible preferred stock at liquidation value,
    $1 par value; authorized 233,908 shares; issued and
    outstanding 133,569 shares in 1998 and 142,054 shares in 1999               52,997,107               58,844,877
Minority interest                                                                       --                  468,380

Stockholders deficit:
    Common stock, $.01 par value; authorized 1,000,000 shares,
       33,964 and 34,201 shares issued and outstanding in 1998
       and 1999                                                                        339                      342
    Additional paid-in capital                                                   2,875,517                2,930,103
    Accumulated deficit                                                        (44,015,110)             (67,929,765)
                                                                               -----------               ----------
            Total stockholders deficit                                         (41,139,254)             (64,999,320)

Commitments, contingencies and related party transactions
                                                                               -----------               ----------
                                                                              $ 66,248,986              111,090,414
                                                                              ============             ============

See accompanying notes to consolidated financial statements.

                        UNISITE, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                                                                             Year ended December 31,
                                                        ------------------------------------------------------------------
                                                               1997                    1998                    1999
                                                        ----------------        ------------------       -----------------
Revenues:
    Rental revenues, net                                 $       387,242                 2,215,895               6,359,112
    Service and construction revenues                            596,622                 2,197,612               1,659,721
                                                         ---------------        ------------------       -----------------
                                                                 983,864                 4,413,507               8,018,833
Expenses:
    Cost of services                                              16,932                   671,652               1,086,197
    Direct site expenses                                          55,538                   942,549               4,319,580
    Selling, general and administrative                        7,542,300                11,453,140               8,580,904
    Write-off of tower sites                                     326,575                   594,358               1,828,945
    Depreciation and amortization                              1,097,067                 1,869,869               4,538,622
                                                         ---------------         -----------------       -----------------
          Total costs and expenses                             9,038,412                15,531,568              20,354,248
                                                         ---------------         -----------------       -----------------
    Equity in net loss of NWI Partnership                        252,308                   226,487                      --
                                                         ---------------         -----------------       -----------------
          Operating loss                                      (8,306,856)              (11,344,548)            (12,335,415)

Other:
    Interest income                                              276,816                 2,331,060               1,020,905
    Interest expense                                            (258,938)               (6,319,506)             (8,078,222)
    Terminated contract settlement                                    --                        --               4,596,466
    Aborted financing and merger expenses                             --                        --                (600,035)
    Gain on sale of assets                                        31,075                    26,933                      --
                                                         ---------------         -----------------       -----------------
                                                                  48,953                (3,961,513)             (3,060,886)
                                                         ---------------         -----------------       -----------------
Minority interest in losses of affiliate                              --                        --                  30,120
                                                         ---------------         -----------------       -----------------
          Net loss before extraordinary item                  (8,257,903)              (15,306,061)            (15,366,181)

Extraordinary item - loss on early
    extinquishment of credit facility                                 --                        --              (2,700,704)
                                                         ----------------        -----------------       -----------------
          Net loss                                             (8,257,903)             (15,306,061)            (18,066,885)

Accretion of dividends on redeemable
    convertible preferred stock                                 1,887,478                3,779,178               5,847,770
                                                          ---------------        -----------------        ----------------
Net loss attributable to common stock                     $   (10,145,381)             (19,085,239)            (23,914,655)
                                                          ===============        =================        ================


See accompanying notes to consolidated financial statements.

                        UNISITE, INC. AND SUBSIDIARIES

       Consolidatd Statements of Redeemable Convertible Preferred Stock
                           and Stockholders Deficit

                                                                               STOCKHOLDERS DEFICIT
                                                REDEEMABLE   ---------------------------------------------------------------------
                                                CONVERTIBLE       COMMON STOCK       ADDITIONAL                         TOTAL
                                                PREFERRED    ----------------------    PAID-IN        ACCUMULATED    STOCKHOLDERS
                                                  STOCK        SHARES       AMOUNT     CAPITAL          DEFICIT        DEFICIT
                                             --------------  ----------   ---------  ----------     --------------  --------------
Balance as of December 31, 1996              $   23,969,246      33,889       338    2,540,393       (14,784,490)    (12,243,759)
  Stock options exercised                                --          75         1       25,124                --          25,125
  Proceeds from the issuance of redeemable
  convertible preferred stock                    20,361,511          --        --           --                --              --
  Accretion of dividends on redeemable
   convertible preferred stock                    1,887,478          --        --           --        (1,887,478)     (1,887,478)
  Net loss                                               --          --        --           --        (8,257,903)     (8,257,903)
                                            ---------------  ----------    ------    ---------       -----------    ------------
Balance as of December 31, 1997                  46,218,235      33,964       339    2,565,517       (24,929,871)    (22,364,015)
  Proceeds from the issuance of redeemable
   convertible preferred stock                    2,999,694          --        --           --                --              --
  Accretion of dividends on redeemable
   convertible preferred stock                    3,779,178          --        --           --        (3,779,178)     (3,779,178)
  Stock based compensation                               --          --        --      310,000                --         310,000
  Net loss                                               --          --        --           --       (15,306,061)    (15,306,061)
                                             --------------  ----------    ------     --------      ------------    ------------
Balance as of December 31, 1998                  52,997,107      33,964       339    2,875,517       (44,015,110)    (41,139,254)
  Accretion of dividends on redeemable
   convertible preferred stock                    5,847,770          --         --           --       (5,847,770)     (5,847,770)
  Stock options exercised                                --         237         3       54,586                --          54,589
  Net loss                                               --          --        --           --       (18,066,885)    (18,066,885)
                                             --------------  ----------    ------    ---------       -----------    ------------
Balance as of December 31, 1999              $   58,844,877      34,201       342    2,930,103       (67,929,765)    (64,999,320)
                                             ==============  ==========    ======    =========       ===========     ===========

See accompanying notes to consolidated financial statements.

                          UNISITE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                                  YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------------
                                                                   1997                   1998                    1999
                                                               --------------       ----------------         -------------
Cash flows from operating activities:
    Net loss                                                    $  (8,257,903)         (15,306,061)            (18,066,885)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Equity in loss of partnership                               252,308              226,487                     --
          Loss on sale of assets and write-off of tower sites         295,500              594,358               1,828,945
          Aborted financing and merger expenses                            --                   --                 600,035
          Extraordinary item - loss on early retirement
            of credit facility                                             --                   --               2,700,704
          Stock based compensation                                         --              310,000                      --
          Issuance of preferred stock for services                    361,705                   --                      --
          Depreciation and amortization                             1,097,067            1,869,869               4,538,622
          Noncash interest expense                                    199,452            6,221,859               7,945,222
          Changes in operating assets and liabilities:
            Trade accounts receivable                                (218,207)          (2,132,922)                510,266
            Due from NWI Partnership                                  239,334             (604,479)                     --
            Prepaid expenses and other                                (47,308)            (616,464)             (1,444,656)
            Accounts payable and accrued liabilities                  521,315            5,895,705                (183,394)
            Deferred revenue and other                                     --                   --                 387,974
                                                               --------------       --------------          --------------
               Net cash used in operating activities               (5,556,737)          (3,541,648)             (1,183,167)
                                                               --------------       --------------          --------------
Cash flows from investing activities:
    Capital expenditures                                             (513,946)         (33,508,630)            (49,915,808)
    Acquisition of businesses                                              --                   --              (9,970,000)
    Cash balances assumed in acquisition of NWI                            --                   --               1,864,574
    Proceeds from sale of assets                                      607,677                   --                      --
                                                               --------------       --------------          --------------
               Net cash provided by (used in)
                   investing activities                                93,731          (33,508,630)            (58,021,234)
                                                               --------------       --------------          --------------
Cash flows from financing activities:
    Payment of principal on long-term obligations                    (155,463)            (109,127)             (3,908,383)
    Issuance of subordinated debentures and put warrants           40,000,000                   --                      --
    Proceeds from issuance of long-term debt                               --                   --              43,000,000
    Payment of debt issuance, financing and merger costs           (2,870,541)            (150,000)             (3,300,739)
    Proceeds from issuance of preferred stock                      19,999,806            2,999,694                      --
    Increase in capital expenditure payables                               --                   --              14,117,854
    Proceeds from the exercise of stock options                        25,125                   --                  54,589
                                                               --------------       --------------          --------------
               Net cash provided by financing activities           56,998,927            2,740,567              49,963,321
                                                               --------------       --------------          --------------
Net increase (decrease) in cash and cash equivalents               51,535,921          (34,309,711)             (9,241,080)
Cash and cash equivalents at beginning of the period                6,569,165           58,105,086              23,795,375
                                                               --------------       --------------          --------------
Cash and cash equivalents at end of the period                   $ 58,105,086           23,795,375              14,554,295
                                                                 ============        =============          ==============
Supplemental cash flow information:
    Conversion of accounts payable to note payable               $    310,000                   --                      --
                                                                 ============        =============          ==============
    Acquisition of systems and equipment financed
       through long-term obligations                             $         --              651,000                      --
                                                                 ============        =============          ==============

    Conversion of preferred dividends to preferred stock         $         --                   --               3,928,555
                                                                 ============        =============          ==============

See accompanying notes to consolidated financial statements.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  DESCRIPTION OF BUSINESS

          UNIsite, Inc. and subsidiaries (collectively referred to as the "Company") is an owner and operator of wireless communications towers in the United States and a provider of antenna space on those towers to the wireless industry. The Company builds multi-tenant towers generally under build-to-suit contracts and selectively acquires towers through a strategic acquisition program. The Company develops and manages tower networks and leases antenna space to a variety of wireless service providers, including AT&T Wireless, Bell South Mobility, Nextel, OmniPoint, Sprint PCS, Sky Tel and Pagenet. The Company also offers a broad range of development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antenna installation and proprietary analysis of radio frequency interference and power density.

          As discussed in note 2, on June 28, 1999 the Company entered into an agreement providing for the merger of the Company with a wholly-owned subsidiary of American Tower Corporation ("ATC"). This merger occurred on January 13, 2000.

          The Company is currently headquartered in Tampa, Florida.

     (B)  PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of UNIsite, Inc. and all majority owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

          As discussed in note 4, prior to January 4, 1999 the Company owned a
          49.9 percent investment in National Wireless Infrastructure, L.P. ("NWI" / the "Partnership"). The Company's investment in NWI was accounted for under the equity method of accounting. On January 4, 1999, the Company acquired the remaining 50.1 percent interest in NWI. Accordingly, the financial position and results of operations of NWI are consolidated in the Company's financial statements subsequent to January 4, 1999.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     (C)  CASH EQUIVALENTS

          Cash equivalents totaled approximately $16,394,000 and $6,236,000 at December 31, 1998 and 1999, respectively. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt securities with original maturities of three months or less at the date of purchase to be cash equivalents. Approximately $10,000,000 in cash equivalent balances at December 31, 1998 were restricted, securing a stand-by letter of credit required pursuant to a customer relationship.

     (D)  ALLOWANCES FOR UNCOLLECTIBLE ACCOUNTS

          Provision for uncollectible accounts receivable are based on the specific identification method. Allowance for estimated uncollectible amounts were approximately $54,000 and $1,089,000 at December 31, 1998 and 1999, respectively.

     (E)  SYSTEMS AND EQUIPMENT

          Systems and equipment are stated at cost less accumulated depreciation. Both external and internal costs of tower sites and related equipment are capitalized in the undeveloped tower sites account. Internal costs represent both direct labor costs and an allocation of specific indirect costs. When a site is placed in service, the related costs are transferred to the tower sites account and depreciated over its estimated useful life.

          Costs related to the acquisition of potential tower sites are capitalized in undeveloped tower sites. The feasibility of such sites are continually evaluated. If a site is determined to not be feasible, then the accumulated costs are expensed.

          Depreciation and amortization is computed using the straight-line method based upon the following estimated useful lives:

             Computer systems                     3 years
             Software                           3 - 5 years
             Furniture and equipment            3 - 7 years
             Leasehold improvements            Term of lease
             Tower sites               Lesser of 20 years or term of
                                             rental agreement

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     (F)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (G)  REVENUE RECOGNITION

          Rental revenue is generated from the leasing of tower antenna space to wireless communication entities. Under certain circumstances, the Company provides free rent at inception of the lease. In such circumstances, revenue is recognized on a straight-line basis over the initial term of the lease. Rental revenue is presented net of any amounts reimbursed with owners of towers pursuant to contractual arrangements. Such contractual reimbursements totaled approximately $1,191,000, $1,129,000, and $1,573,000 during the years ended December
          31, 1997, 1998 and 1999, respectively.

          Service revenues include radio frequency interference analysis, site application and management fees. These revenues are recognized in the period during which the related service is provided. The Company also builds towers and installs antennas for customers under cost plus agreed-upon margin arrangements. Construction revenues are recognized upon completing construction projects.

     (H)  STOCK-BASED COMPENSATION

          The Company has adopted Statement of Financial Accounting Standards
          (SFAS) No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma net loss disclosure provisions of SFAS No. 123.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     (I)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. During all periods presented herein the Company is of the opinion that no such impairment exists.

     (J)  COMPREHENSIVE INCOME (LOSS)

          The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS 130 defines comprehensive income as the change in equity of an enterprise, except those resulting from stockholder transactions. During the periods presented herein changes in the Company's equity structure were limited to the issuance of common stock, net losses and the accretion of dividends on preferred stock. Accordingly, comprehensive income (loss) as defined by SFAS 130 was equal to the Company's net loss as reported on its consolidated statement of operations.

     (K)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare the accompanying consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (L)  RELATED PARTY TRANSACTIONS

          During the years ended December 31, 1997, 1998 and 1999, the Company paid approximately $118,000, $329,000, and $40,112, respectively, to various related parties for legal and financial consulting services.

          In addition, the Company incurred approximately $515,000 during 1999 for tower construction to a related party of American Tower Corporation.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(2)  BUSINESS COMBINATION - AMERICAN TOWER

     On June 28, 1999 an Agreement and Plan of Merger (the Agreement) was entered into by and between the Company and ATC. The Agreement provides for the conversion of all outstanding common and preferred stock of the Company for the right to receive a share of a trust to be established before the effective date of the Merger (the Merger Trust). The merger consideration will be paid to the Merger Trust and is calculated as follows: (1) $25,000,000, plus (2) $300,000 multiplied by the number of completed tower sites owned by the Company as of the date of closing, reduced by adjustments for (3) certain outstanding indebtedness, and increased / reduced for (4) an adjustment for working capital. Closing was conditioned upon various actions by both parties which occurred on January 13, 1999.

     ATC has provided the Company with certain interim financing as discussed in note 6 below.


(3)  SYSTEMS AND EQUIPMENT

     Systems and equipment are summarized as follows:


                                                DECEMBER 31,
                                        ---------------------------
                                         1998                 1999
                                        -------------   -----------

     Tower sites                        $  30,587,112    80,089,450
     Computer hardware and software         4,018,050     4,394,133
     Undeveloped tower sites                3,325,334    13,480,549
     Furniture and equipment                  333,897       333,403
     Leasehold improvements                   278,123       278,123
                                        -------------   -----------
     Total systems and equipment           38,542,516    98,575,658

     Less accumulated depreciation
       and amortization                     3,687,643     8,792,552
                                        -------------   -----------
                                        $  34,854,873    89,783,106
                                        =============   ===========


(4)  INVESTMENT IN NWI PARTNERSHIP AND ACQUISITION OF BUSINESSES

     NWI was formed on May 6, 1996 and was engaged in leasing sites owned by the United States Postal Service ("USPS") to wireless operators. Through January 4, 1999, the Company was the general partner and owned a 49.9 percent interest. The Company was obligated to provide services to market, develop, operate, manage and maintain the sites. Through January 4, 1999, USPS was the limited partner, and owned a 50.1 percent interest. USPS was obligated to make certain tower sites available to the Partnership. The Partnership was capitalized with initial contributions of approximately $1.6 million from each partner.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     The following condensed statements summarize the financial information of NWI as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998:


                           Condensed Balance Sheets

                                                       1998
                                                 -----------------

          Cash and other current assets          $       2,027,400
          Tower sites, net                               2,528,602
                                                 -----------------
               Total assets                      $       4,556,002
                                                 =================

          Accounts payable and other
            liabilities                          $         209,809
          Deferred revenue                               1,674,611
          Due to the Company                               759,147
          Partners' capital                              1,912,435
                                                 -----------------
             Total liabilities and
               partners' capital                 $       4,556,002
                                                 =================


                      Condensed Statements of Operations

                                          1998                    1997
                                     --------------           -------------

     Revenues, net                   $      284,105                 498,287
     Operating expenses                    (873,784)             (1,027,259)
     Interest, net                           84,050                  73,458
                                     ---------------          -------------
          Net loss                   $     (505,629)              (455,514)
                                     ===============          =============


     Effective January 4, 1999 the Company acquired USPS limited partnership interest in the Partnership for a nominal amount. The acquisition was accounted for under the purchase method of accounting and the net assets of NWI were recorded at their estimated fair values. Negative goodwill of approximately $957,000 existed at the date of the acquisition, representing USPS' capital account. This amount was recorded as a reduction of long-term assets (completed tower sites).

     Operations of the partnership are consolidated with that of the Company subsequent to the date of acquisition (January 4, 1999). In connection with the acquisition, the Partnership entered into agreements with USPS for ground leases with respect to Partnership-owned tower sites and for the exclusive right to market existing and potential antenna sites on USPS properties. Management believes these agreements are reflected at fair value amounts.

     On September 24, 1999, the Company acquired three-joint ventures from OmniPoint for a purchase price of approximately $9,970,000. The acquisition was accounted for under purchase accounting and the purchase price was allocated to estimated fair value of assets acquired and liabilities assumed. Goodwill of $276,007 was recorded representing the excess of purchase price over the fair value of assets and liabilities. Unamortized goodwill of approximately $273,000 is included in other assets in the accompanying financial statements.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(5)  SUBORDINATED DEBENTURES

     On December 17, 1997, the Company consummated a private placement of $40,000,000 of 13 percent subordinated debentures due 2004. Interest is payable semiannually beginning on June 15, 2000. The Company has the right to call a portion of the notes at a premium of 13 percent in the event of a public offering of the Company's common stock prior to December 15, 1999. The Company also has the right to call the notes beginning three years after issuance at a premium of 13 percent in 2000, 6.5 percent in 2001,
     3.25 percent in 2002 and none thereafter. Upon a change in control of the Company, as defined in the debenture agreement, the holders of the debentures have the right to put the debentures to the Company at a premium of 1 percent.

     The debentures include detachable put warrants which give the warrant holders the right to purchase 19,864 shares of the Company's common stock for $.01 per share, exercisable immediately. In the event that the Company has not consummated a public offering of its common stock which produces proceeds of at least $50 million within five years of the issue date, a holder of the warrants has the option, for a period of two years, to require the Company to purchase the warrants at a price equal to the fair market value of the shares of common stock which would be issued if the warrant were exercised.

     The warrants were valued at their estimated fair value at date of issue of $4,400,000. The debentures were recorded at $35,600,000, and the resulting discount is being accreted as additional interest expense over the term of the debentures using the effective yield method.


(6)  LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                 1997                1998
                                             -----------         ------------

          Promissory note payable to ATC     $        --           40,000,000

          Promissory note payable issued
            in connection with tower site
            purchase, due in monthly
            installments                         651,000                   --

          Other notes payable                    225,081              205,655
                                             -----------         ------------
                                                 876,081           40,205,655
              Less current installments         (687,825)            (205,655)
                                             -----------         ------------

                                             $   188,256           40,000,000
                                             ===========         ============

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     In connection with the ATC business combination discussed in note 2, the Company has been provided interim financing from ATC in the form of a promissory note in an amount not to exceed $50,000,000. The merger agreement provides that the borrowings can be increased to $60,000,000 upon mutual agreement by the partners to the merger agreement. Interest is accrued monthly on outstanding borrowings at an interest rate representing the greater of 5 percent or the minimum applicable federal rate for a similar note under Section 1274(d) of the Internal Revenue Code. Outstanding principal balances shall be paid in entirety, with accrued interest, upon the earlier of June 30, 2000 or any termination of the ATC merger. In certain circumstances, outstanding principal balances are payable nine months after termination of the merger agreement. Subsequent to December 31, 1999, additional note proceeds of $10,000,000 were obtained in accordance with this agreement.

     During 1999, the Company had investigated various financing alternatives to fund its continued growth whereby the Company closed a senior secured credit facility with a group of banks and other financial institutions on March 31, 1999. The credit facility provided for up to $50 million of borrowing on a revolving basis, with availability subject to a borrowing base. As a result of the pending ATC business combination, the Company elected to retire this credit facility commitment. The Company has recorded as an extraordinary item in its 1999 statement of operations the loss related to the extinguishment of the credit facility. Additionally, the Company has reported as a component of other expense during that same period, approximately $600,000 in costs related to its aborted financing efforts and merger related costs.

(7)  STOCK OPTION PLAN

     The Company has a stock option plan (the "Option Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, key employees and consultants. The Plan authorizes grants of options to purchase up to 60,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal or greater than the estimated fair value of the stock at the date of grant. Fair market value of each option grant was determined by reference to the relationship between the value of the common stock and common stock equivalents as compared to the value of the redeemable convertible preferred stock, both of which were based on the estimated value of the Company.

     Option grants have been classified by the Company into three categories: founders' performance options, time vested employee options and performance based employee options. Stock options generally have 10-year terms. Time vested options become exercisable in up to four annual installments (most grants have been in three annual installments), beginning one year from the date of grant, subject to continued employment or engagement as a consultant. Founders' performance options become vested and exercisable after ten years from issuance, but vesting is accelerated upon occurrence of a merger, consolidation or initial public offering based upon formulas contained in the option agreements. Performance based employee options vest based upon either the attainment of specified market capitalization thresholds by the Company, or at the discretion of the Board of Directors and or the Chief Executive Officer.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     With respect to performance based employee options for which no time vesting criteria exists, a measurement date as defined by APB Opinion No. 25 is not achieved until the underlying performance milestone is met. As of December 31, 1998, the Company had achieved certain performance milestones which resulted in the Company recognizing compensation expense in 1998 amounting to approximately $310,000. The Company does not believe that any further milestones were met during the year ended December 31, 1999 based on the estimated common stock value from the merger (note 2).

     At December 31, 1999, there were 11,974 additional shares available for grant under the Option Plan although the Plan was terminated as a result of the merger (note 2). The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $39.80, $122.32 and $66.18, respectively, on the date of grant as estimated using the minimum value option-pricing model with the following weighted-average assumptions:


                                     1997             1998           1999
                                 -----------      ------------   ------------

       Expected dividend yield       0%                0%             0%
       Expected option life        6 years          6 years         6 years
       Risk free interest rate      6.0%              5.5%           6.0%


     The Company applies APB Opinion No. 25 in accounting for its Option Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements, other than as indicated above. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                     1997             1998           1999
                                 -----------      ------------   ------------

       Net loss:
         As reported             $(8,257,903)      (15,306,061)   (18,066,885)
         Pro forma                (8,912,183)      (15,671,179)   (18,245,713)

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


Stock option activity during the periods indicated is as follows:

                                                                 WEIGHTED
                                                                 AVERAGE
                                               NUMBER            EXERCISE
                                             OF SHARES             PRICE
                                           ------------        ------------

  Balance as of December 31, 1996              28,558          $      198
    Granted                                    15,245                 135
    Exercised                                     (75)                335
    Forfeited                                  (5,555)                279
                                           ------------        ------------
  Balance as of December 31, 1997              38,173                 189
    Granted                                    13,951                 425
    Exercised                                      --                  --
    Forfeited                                  (4,649)                247
                                           ------------        ------------
  Balance at December 31, 1998                 47,475                 260
    Granted                                     2,702                 219
    Exercised                                    (237)                230
    Forfeited                                  (1,914)                175
                                           ------------        ------------
  Balance as of December 31, 1999              48,026          $      261
                                           ============        ============


Exercisable and outstanding stock option information as of December 31, 1999, is summarized as follows:

                                                     WEIGHTED-AVERAGE
                                                         REMAINING
                                                    CONTRACTUAL LIFE OF
     EXERCISE        SHARES          SHARES             OUTSTANDING
      PRICE        OUTSTANDING     EXERCISABLE        OPTIONS (YEARS)
  ------------   --------------  ---------------  -----------------------

       $85           5,820            3,282                7.42
       $140         15,158            9,701                6.66
    $218-$219        2,267               28                9.35
       $220          4,048              475                7.25
    $223-$224       10,263            1,771                8.35
       $268          8,370            8,370                5.70
       $335          2,100            2,100                6.52
                 --------------  ---------------  -----------------------
                    48,026           25,727                7.32
                 ==============  ===============  =======================

In connection with the Agreement with ATC (note 2), the Company has provided its stock option holders with surrender agreements that allow the stock option holders to receive compensation for the differential between the exercise price and fair value. All shares under the option plans become exercisable under the surrender agreements.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(8)  REDEEMABLE PREFERRED STOCK

     The Company has authorized and issued Class A, Class B and Class C preferred stock. All classes of preferred stock have liquidation preferences over the Company's common stock and voting rights which are equal to the number of shares of common stock into which they are convertible. Each share of preferred stock is convertible into such number of shares of common stock as is determined by dividing the liquidation value (original price plus accumulated and unpaid dividends) of each share of convertible preferred stock by the conversion price per share at the time of conversion. The conversion price per share is the original issue price adjusted for any dilution that may occur from future offerings. The conversion price exceeded the estimated fair value of common stock at the date if issuance.

     Under certain conditions, each share of preferred stock automatically converts into fully paid and non-assessable shares of common stock of the Company (i) at the time of any initial public offering of the Company's common stock, (ii) on the date on which the Company obtains the consent of the holders of a majority of the then outstanding shares of preferred stock or (iii) at such time as fewer than 25 percent of the aggregate number of shares of convertible preferred stock issued remain outstanding.

     At any time after December 17, 2005, the holders of at least 50 percent of the shares of Class A and Class B preferred stock combined, or the holders of at least 50 percent of the shares of Class C preferred stock, shall have the right to require the Company to repurchase all of the shares of preferred stock then held by that group of holders at the amount paid at issuance plus any accumulated and unpaid dividends. Payment of any repurchase pursuant to this agreement shall be by 50 percent cash at the closing plus a promissory note for 50 percent of the redemption price under terms of the redemption agreement.

     Dividends accrue based on the original issue price and accumulated and unpaid dividends of the preferred stock. The dividend rate for Class A and Class B preferred stock is 8.0 percent, and for Class C preferred stock is
     8.5 percent. All accumulated and unpaid dividends are payable upon the earliest to occur of (i) January 15, 2001, (ii) a voluntary or involuntary liquidation or dissolution of the Company, (iii) a merger or consolidation of the Company, (iv) the sale of all or substantially all of the assets of the Company, or (v) the consummation of a public offering of the Company's common stock. Under certain conditions, no dividends will be paid on the Class C preferred stock if a public offering of the Company's common stock is consummated within two years of the issuance of Class C preferred stock.

     In January 1996, the Company entered into an agreement with several institutional and individual investors who committed to purchase 63,433 shares of Class A preferred stock over a period of time at $268 per share. During 1996, the Company issued 63,433 shares of Class A preferred stock under this agreement in exchange for cash of $14,912,011 and the conversion of $2,088,033 of principal and interest outstanding under the Company's 10 percent convertible notes payable.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


In June 1996, the Company issued 17,102 shares of Class B preferred stock at $335 per share. Net cash proceeds received under the sale of Class B preferred stock amounted to $5,729,170. Under certain conditions specified in the agreement to sell those shares, the Company may repurchase up to 11,878 of the Class B preferred shares at liquidation value (original price plus accrued dividends).

During 1997, the Company issued 3,073 shares of Class A preferred stock to an officer of the Company and 300 shares of Class B preferred stock to a consulting firm. These shares were issued in exchange for services and, accordingly, the fair value of the shares was recognized as expense in the accompanying consolidated statement of operations.

The Company issued 43,184 shares of Class C preferred stock in December 1997 and in February 1998; 6,477 shares in February 1998 at approximately $463 per share. Net cash proceeds received under the sale of Class C preferred stock amounted to $19,999,806 in 1997 and $2,999,694 in 1998.

Total cumulative unpaid dividends on redeemable convertible preferred stock amounted to $3,127,510, $6,906,688, and $8,825,903 as of December 31, 1997,
1998 and 1999, respectively.

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(9)  INCOME TAXES

     The Company has not recognized any tax benefits for its net operating losses.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows:

                                                   1998               1999
                                               ------------       ------------

       Deferred tax assets:
         Net operating loss carryforwards      $ 11,588,698         16,524,686
         Accounts payable and accrued
           liabilities, due to tax filing
           on cash basis                          1,688,519                 --
         Basis differences related to the
         investment in NWI                          204,300            368,923
         Systems and equipment due to
           differences in depreciation and
           amortization                                  --          1,506,910
                                               ------------       ------------
             Total gross deferred tax assets     13,481,517         18,400,519
         Less valuation allowance               (11,944,904)       (15,863,843)
                                               ------------       ------------
             Net deferred tax assets              1,536,613          2,536,676
                                               ------------       ------------

       Deferred tax liability -
         Systems and equipment due to
           differences in depreciation and
           amortization                           1,536,613                 --
         Accounts payable and accrued
           liabilities due to tax filing on
           cash basis                                    --          2,536,676
                                               ------------       ------------
             Net deferred taxes                $         --                 --
                                               ============       ============

     The valuation allowance for deferred tax assets increased by $3,065,701, $4,385,518 and $3,918,939 during the years ended December 31, 1997, 1998 and 1999, respectively, primarily due to increases in net operating loss carryforwards.

     At December 31, 1999, the Company has net operating loss ("NOL") carryforwards of $48 million which are available to offset future federal taxable income, if any. Such amounts expire in varying increments through 2019. The potential future use of the Company's NOL's may be limited if the pending business combination is completed (note 2).

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(10) LEASE AGREEMENTS

     (A)  LESSOR

          The Company has leases for the rental of Company-owned tower space which extend through 2013. Future minimum lease payments to be received by the Company under such agreements for each of the next five years is as follows (as of December 31, 1999):

                 YEAR ENDING                            AMOUNT
              ----------------                      --------------

                    2000                            $   8,064,157
                    2001                                8,197,472
                    2002                                7,925,764
                    2003                                7,094,221
                    2004                                6,215,902
                 Thereafter                            52,849,609
              ----------------                      ---------------

                    Total                           $  90,347,125
                                                    ===============



(B)  LESSEE

     The Company leases office space and certain office equipment under operating leases expiring at various dates through 2002. The Company also leases land on its owned Tower sites under operating leases. Land leases generally provide for 20-year periods, although select leases extend for longer periods of time (last expiration date August 2083). Such leases contain various renewal terms at the option of the Company. Rental expense under operating leases was approximately $1,109,000, $243,000 and $2,743,000 during the years ended December 31, 1997, 1998 and 1999.

     Future minimum lease payments under noncancelable operating leases, exclusive of renewal options available to the Company, as of December 31, 1999 (with initial or remaining lease terms in excess of one year) were as follows:


                 YEAR ENDING                            AMOUNT
              ------------------                  -----------------

                    2000                          $     4,895,758
                    2001                                4,770,258
                    2002                                4,575,978
                    2003                                3,432,313
                    2004                                2,713,801
                  Thereafter                           14,480,953
              ------------------                  -----------------

                    Total                         $    34,869,061
                                                  =================

                        UNISITE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(11) CONCENTRATIONS OF RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

     Revenues are concentrated among specific customers. Additionally, rental revenue is generated through the use of systems and equipment either owned by the Company or managed through a concentrated number of inventory providers. The following table identifies specific customers where concentrations of revenue exist.

                                            CUSTOMER REVENUE AS A PERCENT OF
                                                  CONSOLIDATED REVENUES
                                           ----------------------------------
                CUSTOMER                      1998                    1999
           -----------------               -----------             ----------

               OmniPoint                      37%                      34%
               Nextel                         14%                      14%
               Sprint PCS                     18%                      14%
               AT&T Wireless                   *                       13%

          * Revenues from this customer were not significant in 1998

     Consolidated revenues during 1997 were concentrated with Nextel, Sprint PCS and Destineer. Specific percentages of 1997 consolidated revenue are not presented herein as they are not considered meaningful in light of the growth in the Company's consolidated revenues during 1998 and 1999.

(12) TERMINATED CONTRACT SETTLEMENT

     During 1999, the Company received a $5,000,000 settlement with respect to a customer's terminated management contract. The settlement amount represents foregone revenues and the Company is obligated to complete certain transition services. Management expects the services to be completed in 2000 and a liability has been established representing the estimated cost. As a result of this transaction, income of $4,596,000 has been recognized representing the net proceeds of the termination after related costs and expenses. Revenues under this contract amounted to $452,981, $1,334,917, and $785,877 for the years ended December 31, 1997, 1998 and 1999.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
ICG Satellite Services, Inc.:

We have audited the accompanying consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary (wholly owned by ICG Communications, Inc.) as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit, and cash flows for the eleven months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the results of its operations and its cash flows for the eleven months then ended in conformity with generally accepted accounting principles.

                                        /s/ KPMG LLP

Denver, Colorado
February 28, 2000

                         ICG SATELLITE SERVICES, INC
                                AND SUBSIDIARY

                  (Wholly owned by ICG Communications, Inc.)

                          Consolidated Balance Sheet

                               November 30,1999



                                    ASSETS
Current assets:
  Cash                                                                        $     82,244
  Receivables:
    Trade, net of allowance for doubtful accounts of $962,865                    7,268,420
    Other                                                                          322,535
                                                                              ------------
                                                                                 7,590,955

  Inventory                                                                      1,530,867
  Prepaid expenses and other                                                       400,234
                                                                              ------------
            Total current assets                                                 9,604,300
                                                                              ------------

Equipment (note 2)                                                              50,910,328
  Less accumulated depreciation                                                (24,608,161)
                                                                              ------------
            Net equipment                                                       26,302,167
                                                                              ------------

Other assets:
  Goodwill, net                                                                  6,221,012
  Transmission licenses, net                                                     2,674,536
  Deposits                                                                       1,853,855
  Other                                                                            542,443
                                                                              ------------
                                                                                11,291,846
                                                                              ------------
            Total assets                                                      $ 47,198,313
                                                                              ============


                     LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable                                                            $  1,298,984
  Accrued liabilities                                                            1,345,081
  Deferred revenue                                                               3,057,781
  Due to parent (note 3)                                                        17,289,062
                                                                              ------------
            Total current liabilities                                           22,990,908

Stockholder's equity:
  Common stock, $.0001 par value, 100,000,000
  shares authorized;
    20,000,000 shares issued and outstanding                                         1,006
  Additional paid-in capital                                                    89,410,005
  Accumulated deficit                                                          (65,203,606)
                                                                              ------------
            Total stockholder's equity                                          24,207,405
                                                                              ------------
Commitments and contingencies (note 5)

            Total liabilities and stockholder's equity                        $ 47,198,313
                                                                              ============

         See accompanying notes to consolidated financial statements.

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)


                     Consolidated Statement of Operations
                            and Accumulated Deficit

                     Eleven months ended November 30, 1999



Satellite services revenue                                                  $       41,755,660
                                                                            ------------------
Operating costs and expenses:
  Operating costs                                                                   21,984,502
  Selling, general and administrative                                               10,271,910
  Depreciation and amortization                                                     10,719,337
  Intercompany expense allocation from Parent (note 3)                                 321,154
                                                                            ------------------
            Total operating costs and expenses                                      43,296,903
                                                                            ------------------
            Operating loss                                                          (1,541,243)
                                                                            ------------------


Other expense:
  Interest expense to Parent (note 3)                                                 (802,193)
  Other, net                                                                           (21,025)
                                                                            ------------------
                                                                                      (823,218)
                                                                            ------------------
            Net loss                                                                (2,364,461)

Accumulated deficit:
  Beginning of period                                                              (62,839,145)
                                                                            ------------------
  End of period                                                             $      (65,203,606)
                                                                            ==================




See accompanying notes to consolidated financial statements.

                         ICG SATELLITE SERVICES, INC
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                     Consolidated Statement of Cash Flows

                     Eleven months ended November 30, 1999

Cash flows from operating activities:
   Net loss                                                                      $ (2,364,461)
   Adjustments to reconcile net loss to cash provided by
     operating activities:
       Depreciation and amortization                                               10,719,337
       Bad debt expense                                                               215,178
       Non-cash interest expense to Parent                                            802,193
   Changes in operating assets and liabilities:
     Accounts receivable                                                            2,536,411
     Inventory                                                                       (466,380)
     Prepaid expenses, deposits and other assets                                     (710,531)
     Accounts payable, accrued liabilities and deferred revenue                      (962,057)
                                                                                 ------------
              Net cash  provided by operating activities                            9,769,690

   Cash flows from investing activities -
      acquisition  of equipment and other assets                                  (12,438,300)
                                                                                 ------------
   Cash flows from financing activities -
      advances from Parent, net                                                     2,750,854
                                                                                 ------------
               Net change in cash and cash at end of the period                  $     82,244
                                                                                 ============

See accompanying notes to consolidated financial statements.

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                  Notes to Consolidated Financial Statements

                               November 30, 1999


(1) Summary of Significant Accounting Policies

   (A) BUSINESS AND BASIS OF PRESENTATION

       ICG Satellite Services, Inc. (the Company) is a wholly owned subsidiary of ICG Communications, Inc. (ICG or the Parent). The Company's operations are conducted primarily through its wholly-owned subsidiary, Maritime Telecommunications Network, Inc. (MTN). The Company's principal business activity is providing satellite voice and data telecommunications services and equipment to major cruise ship lines, the U.S. Navy and offshore oil platforms, international long-distance resellers and foreign internet service-related companies.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

       As shown in the accompanying financial statements, the Company has incurred significant net losses and has an accumulated deficit as of November 30, 1999. The Company has been economically dependent upon financial support from the Parent to fund operating activities and working capital. Effective November 30, 1999, all of the Company's outstanding common shares were sold to ATC Teleports, Inc. (ATC) for $98.1 million in cash. The accompanying financial statements do not include any purchase price adjustments related to the acquisition by ATC.

       All significant intercompany accounts and transactions have been eliminated in consolidation.

   (B)  INVENTORY

       Inventory consists of satellite systems equipment held for sale to third parties and is recorded at the lower of cost or market, using the first-in, first-out method.

   (C)  EQUIPMENT

       Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of four or five years.

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                  Notes to Consolidated Financial Statements

                               November 30, 1999


   (D) OTHER ASSETS

       Goodwill related to the acquisition is being amortized over a five-year period. Transmission licenses are being amortized to operations over a twenty-year period.

   (E) REVENUE RECOGNITION

       Satellite services revenue is recognized as services are rendered or upon shipment of equipment.

   (F) INCOME TAXES

       The Company accounts for deferred income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (G) IMPAIRMENT OF LONG-LIVED ASSETS

       The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121) which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows or independent appraisal.

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                  Notes to Consolidated Financial Statements

                               November 30, 1999


(2)    EQUIPMENT

       Equipment at November 30, 1999 is comprised of the following:


        Satellite and fiber optic equipment               $ 38,555,905
        Machinery and equipment                              9,355,825
        Furniture, fixtures and office equipment             2,630,246
        Construction in progress                               368,352
                                                          ------------

                                                          $ 50,910,328
                                                          ============


(3) TRANSACTIONS WITH PARENT AND RELATED PARTY

    Amounts due to Parent represent advances from ICG and related accrued interest payable, which bear interest at the prime rate plus 3% (11.5% at November 30, 1999), and are due on demand.

    ICG allocates certain corporate overhead costs, representing primarily salaries and related benefits for accounting, sales and marketing personnel, information systems support and executive and legal services to certain of its divisions and subsidiaries based on revenue and direct operating costs of the respective entity. The Company does not currently have a formal cost sharing or allocation agreement with ICG. The costs allocated to the Company by ICG are not necessarily indicative of the costs that the Company would have incurred on a separate company basis.

(4) INCOME TAXES

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at November 30, 1999 are as follows:

    Deferred tax assets:
    Equipment and intangible assets due to excess purchase price of assets and differences in depreciation and/or amortization
          for financial statement and income tax purposes                           $   3,052,580
         Accounts receivable, due to allowance for doubtful accounts
           for financial statement purposes                                               385,146
         Net operating loss carryforwards                                              19,149,268
                                                                                    -------------

               Gross deferred tax asset                                                22,586,994
         Less valuation allowance                                                     (22,586,994)
                                                                                    -------------

               Net deferred tax asset                                               $          --
                                                                                    =============

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                  Notes to Consolidated Financial Statements

                               November 30, 1999


    A valuation allowance has been provided for the entire amount of the net deferred tax asset, as management is unable to determine when the Company will generate future taxable income.

    Together the Company and ICG make up an affiliated group of corporations as defined in Section 1504 of the Internal Revenue Code. The Company has no current federal income tax expense since losses generated by other affiliated group members are used to offset the Company's taxable income for the eleven months ended November 30, 1999.

    As of November 30, 1999, the Company has a net operating loss carryforward totaling approximately $47,873,000 for income tax purposes, which expires in varying amounts through December 31, 2018. However, due to the provisions of
    Section 382 and certain other provisions of the Internal Revenue Code and Treasury Regulations, the utilization of these carryforwards may be substantially limited. ATC and ICG have mutually agreed that the net operating loss carryforward will be retained by ICG.

(5) COMMITMENTS AND CONTINGENCIES

   (A)  LEASES

       The Company leases capacity on satellites and office space under noncancelable operating leases. Lease expense for the eleven months ended November 30, 1999 was approximately $14,461,000. Estimated future minimum lease payments for years subsequent to November 30, 1999 are as follows:

Years ending December 31:
      2000                                               $   18,074,000
      2001                                                   12,788,000
      2002                                                    7,554,000
      2003                                                    6,086,000
      2004                                                    1,566,000
      Thereafter                                              2,764,000
                                                         --------------

                                                         $   48,832,000
                                                         ==============

                         ICG SATELLITE SERVICES, INC.
                                AND SUBSIDIARY
                  (Wholly owned by ICG Communications, Inc.)

                  Notes to Consolidated Financial Statements

                               November 30, 1999

(5) Commitments and Contingencies (continued)

    (B)
       REGULATORY MATTERS

       The Company must obtain and maintain certain Federal Communications Commission (FCC) authorizations to provide its maritime communications services. The Company currently provides such services using C-band radio frequencies, pursuant to an experimental license and a grant of Special Temporary Authority (STA). The Company's experimental license has been renewed by the FCC on several occasions. On January 22, 1999, the Company submitted an application for an additional two-year renewal of the experimental license, which was due to expire on February 1, 1999. A Petition to Deny has been filed with respect to the Company's renewal application. Under the FCC's procedures, the experimental license remains valid pending FCC action on the renewal application. The STA was first granted on January 30, 1997 and enables the Company to conduct operations pursuant to the STA while the Company's application for a permanent license is pending. The Company has applied for several six-month extensions of the STA, most recently on January 27, 2000, and the FCC has verbally granted each of the requested extensions. Although the Company expects that the FCC will issue a permanent license, there can be no assurance the Company will be granted a permanent license, that the experimental license and STA currently being used to provide maritime services will continue to be renewed for future terms, or that any license granted by the FCC will not require substantial payments by the Company.

(6)    EMPLOYEE BENEFIT PLAN

       The Company participated in ICG's salary reduction savings plan under
       Section 401(k) of the Internal Revenue Code for participating employees. All full-time employees are covered under the plan after meeting minimum service and age requirements. ICG contributes a matching contribution to the plan payable in common stock (up to 6% of annual salary). The value of the shares contributed to the plan was approximately $220,000 during the eleven months ended November 30, 1999.